Exhibit 99.1

NEWS RELEASE	CONTACT:	Michael W. Collier
Vice President Investor Relations
Willbros USA, Inc.
(713) 403-8016

FOR IMMEDIATE RELEASE		Connie Dever
Director
Strategic Planning
Willbros USA, Inc.
(713) 403-8035
WILLBROS REPORTS THIRD QUARTER EARNINGS and
ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE INSERV
•	Net income for continuing operations of $10.3 million, or $0.32 per fully diluted share

•	Revenue increased 57 percent compared to second quarter 2007 and 97 percent compared to third quarter 2006

•	Contract margins improved to 16.1 percent

•	75 percent of $1.1 billion backlog is cost reimbursable

•	Entered into a definitive agreement to acquire Integrated Service Company LLC (InServ)

•	$150 million commitments from bank group to replace existing credit Facility

•	Reached agreements in principle to resolve the DOJ/SEC investigations relating to former operations

•	Updates 2007 and provides 2008 guidance
HOUSTON, TX — October 31, 2007 — Willbros Group, Inc. (“WGI”) (NYSE: WG) today reported its results for the third quarter 2007. Revenue from continuing operations for the third quarter 2007 was $246.7 million. Net income from continuing operations for the third quarter was $10.3 million or $0.32 per fully diluted share compared to a net loss from continuing operations of $40.4 million, or $1.47 per share, in the second quarter 2007 and a loss of $5.0 million, or $0.23 per share, in the third quarter 2006. Willbros also announced that it had executed a definitive agreement to acquire Tulsa-based InServ, a leading specialty contractor serving downstream markets, specifically, the refinery and petrochemical markets. Willbros also reported it has received commitments from a bank group, led by Calyon, for a new three year revolving credit facility to replace its existing synthetic credit facility.

THIRD QUARTER RESULTS FROM CONTINUING OPERATIONS
The Company reported revenue from continuing operations of $246.7 million, up 57 percent from the second quarter 2007 and up 97 percent from the third quarter 2006. The increase in revenue resulted from higher utilization of personnel and equipment in the U.S. pipeline construction market and increased revenue from multiple station construction projects in North America compared to both second quarter 2007 and third quarter 2006. Contract income for the third quarter 2007 was $39.6 million, resulting in a contract margin of 16.1 percent compared to contract income of $18.9 million and contract margin of 12.0 percent in the second quarter 2007. Contract income and contract margin for third quarter 2006 were $12.0 million and 9.6 percent, respectively.
General and Administrative (“G&A”) costs from continuing operations were $17.4 million, or 7.1 percent of revenue, in the third quarter 2007. For the first nine months of 2007, G&A expense was $42.3 million, or 6.9 percent of revenue. The Company maintains its annual guidance that G&A is expected to be in the range of 6 to 8 percent of revenue.
Randy Harl, President and Chief Executive Officer, commented, “The third quarter results are evidence that our strategic initiatives are gaining traction. Our business is now operating at levels which will sustain the growth platform we have sought, and we are able to act on strategic transactions which will transform the business model. Key take-aways from the third quarter results are:
•	Achieved contract margins of 16.1 percent which is a significant improvement from 8.7 percent during the first six months of 2007

•	Approached the billion dollar annual revenue run rate and maintained a backlog of over $1 billion

•	Received $150 million of commitments for a new revolving credit facility to replace our existing facility and to support additional growth

•	Reached agreements in principle to settle the DOJ and SEC investigations, which included an additional disgorgement charge.”
Mr. Harl further commented, “We believe we are in the early innings of a strong energy infrastructure build-out and continue to anticipate improving performance which will open additional new opportunities for us.”
BACKLOG(1)
Backlog from continuing operations at September 30, 2007 was $1.09 billion, an 83 percent increase from the $602.3 million backlog at December 31, 2006. Willbros now has 94 percent of its backlog in North America. The Company’s backlog at September 30, 2007 was 75 percent cost reimbursable compared to 45 percent at the end of 2006.
INSERV ACQUISITION
On October 31, 2007, Willbros entered into a definitive agreement to acquire Integrated Service Company LLC for $225 million, including $202.5 million in cash and the balance in Willbros stock issued to existing InServ shareholders. The transaction is expected to close in mid-November 2007, and is subject to certain closing conditions and necessary regulatory approvals.
InServ is an integrated, full-service industrial specialty contractor providing construction, turnaround, repair and maintenance services to the downstream energy infrastructure market. The acquisition of InServ will further extend Willbros fully integrated service offerings to the downstream hydrocarbon value chain, and expand Willbros ability to market operations, maintenance and capital projects to new and existing clients.
“The addition of InServ is very complementary to our existing strong position in the midstream energy infrastructure market. InServ’s strong management team averages over thirty years of industry experience and has developed an equally strong position in its core market. We are pleased to have this caliber of management join our team,” said Randy Harl, President and Chief Executive Officer of Willbros. “InServ allows us to offer new service lines to our existing customers, brings us new customer contacts through existing InServ relationships, and also delivers a new facet, gaining end market exposure to refineries and other downstream facilities.”
Arlo DeKraai, President and Chief Executive Officer of InServ commented, “We are excited to join the Willbros organization, which has a great history and reputation for exceptional service and customer satisfaction. I believe there is a strong cultural fit and similarity of operating philosophy between InServ and Willbros, which will greatly assist the integration process. InServ will benefit from operating on the larger Willbros platform and the combined company will be well positioned to capture an increasing share of the growing energy infrastructure market.”
Willbros believes that the acquisition of InServ has compelling long term strategic and financial rationale, including:
•	The integration of complementary service offerings

•	Expansion of InServ’s service offerings in geographic regions where Willbros has significant presence

•	Enhancement of relationships with existing Willbros customers, many of whom are also current InServ customers

•	Similar cost reimbursable and fixed price contract mix – approximately 75% cost reimbursable
The transaction is expected to be accretive to Willbros earnings in 2008.
NEW CREDIT FACILITY
Willbros has received commitments from a group of lenders, led by Calyon, to replace its existing synthetic credit facility with a $150 million revolving credit facility with improved terms and conditions. The credit facility can be increased to $200 million with lender approval. The entire facility will be available for performance letters of credit and 33 percent of the facility will be available for cash borrowings and financial letters of credit. Willbros expects to close the facility in mid-November 2007.

Commenting on the transactions, Van Welch, Chief Financial Officer, said, “With our successes in recent project awards and operational performance demonstrated by third quarter results, and the ability to execute on the series of transactions we are announcing today, we are positioning Willbros to be able, both financially and strategically, to capture more of the energy infrastructure market.”
AGREEMENTS IN PRINCIPLE TO SETTLE DOJ/SEC MATTERS
Willbros and its subsidiary, Willbros International, Inc. (“WII”), have reached an agreement in principle with representatives of the United States Department of Justice (the “DOJ”), subject to approval by the DOJ, to settle its previously disclosed investigation into possible violations of the Foreign Corrupt Practices Act (the “FCPA”). In addition, the Company has reached an agreement in principle with the staff of the United States Securities and Exchange Commission (the “SEC”) to resolve its previously disclosed investigation of possible violations of the FCPA and possible violations of the Securities Act of 1933 and the Securities Exchange Act of 1934. These investigations stem primarily from its former operations in Bolivia, Ecuador and Nigeria. As described more fully in the Company’s third quarter 2007 10-Q filed with the SEC, if accepted by the DOJ and the SEC and approved by the court, the settlements together will require Willbros to pay over approximately three years, a total of $32.3 million in penalties and disgorgement. In addition, WGI and WII will, for a period of approximately three years, each be subject to Deferred Prosecution Agreements (“DPAs”) with the DOJ. Finally, the Company will be subject to a permanent injunction barring future violations of certain provisions of the federal securities laws.
As a result of the settlements in principle, Willbros has increased its reserves related to these investigations by $8.3 million, bringing the aggregate reserves for these matters to $ 32.3 million. The increase to the reserve is comprised of: (i) a $2 million reduction in the Company’s 2007 second quarter estimate of $24 million in fines resulting from the DOJ actions that was recorded as a charge to continuing operations, and (ii) an additional charge to discontinued operations of $10.3 million of profit disgorgement, inclusive of accrued interest on the disgorgement profit, resulting for the SEC actions. The aggregate reserves reflect the Company’s estimate of the expected probable loss with respect to these matters, assuming the settlements are finalized. If the settlements are not finalized, the amount reserved may not reflect eventual losses.
2007 UPDATE AND 2008 FINANCIAL GUIDANCE
Due to the positive results in the third quarter, Willbros raised its revenue guidance for 2007 to the $800 — $900 million range. The Company maintains its annual guidance for contract margins to be in the range of 11 to 13 percent and expects G&A to be in the range of 6 to 8 percent of revenue.
The Company’s base plan for 2008 projected earnings per share to range from $1.40 to $1.50. As a result of the transactions announced today, including the acquisition, earnings per share in 2008 should increase 10 to 15 percent relative to the Company’s base plan. Supported by strong backlog announced in the third quarter, and including the InServ acquisition, Willbros expects to generate revenue in 2008 in the range of $1.4 to $1.6 billion.

CONFERENCE CALL
Willbros has scheduled a conference call, which will be broadcast live over the Internet on Thursday, November 1, 2007 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Group, Inc. Third Quarter 2007 Conference Call

When:	Thursday, November 1, 2007 – 9:00 a.m. Eastern Time

Where:	Live via phone by dialing 888-575-8232 and using the passcode 3240754 or asking for the Willbros call at least 10 minutes prior to the start time. Or live over the Internet by logging on to the web address below.

Where:	http://www.willbros.com. The webcast can be accessed from the home page.
A telephonic replay of the conference call will be available through November 14, 2007 and may be accessed by calling 800-408-3053 and using the passcode 3240754. An archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.
Willbros Group, Inc. is an international contractor serving the energy industries, providing engineering, construction, engineering, procurement and construction (“EPC”), and operations and maintenance services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.
This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including those discussed above and such things as the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; failure to finalize the agreements in principle with the Securities and Exchange Commission and the Department of Justice; the potential for additional investigations; the identification of one or more other issues that require restatement of one or more prior period financial statements; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; future refining and petrochemical capital and maintenance expenditures; oil, gas, gas liquids, motor fuel and power prices and demand; the amount and location of planned pipelines; the effective tax rates of the different countries where the work is being conducted; development trends of the oil, gas and power industries; changes in the political and economic environment of the countries in which the Company has operations; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
TABLES TO FOLLOW

WILLBROS GROUP, INC.
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Statement of Operations Data
Contract revenue
Construction	$193,984	$91,204	$476,638	$257,587
Engineering	25,584	20,216	66,040	55,621
EPC	27,148	14,046	67,490	38,973

	246,716	125,466	610,168	352,181

Contract cost
Construction	163,404	82,912	427,966	238,172
Engineering	19,034	17,292	49,166	46,598
EPC	24,651	13,214	61,658	35,858

	207,089	113,418	538,790	320,628

Contract income
Construction	30,580	8,292	48,672	19,415
Engineering	6,550	2,924	16,874	9,023
EPC	2,497	832	5,832	3,115

	39,627	12,048	71,378	31,553
Depreciation and amortization	5,457	3,265	13,223	9,180
General and administrative	17,448	11,092	42,295	33,133
Government fines	(2,000)	—	22,000	—

Operating income (loss)	18,722	(2,309)	(6,140)	(10,760)
Other income (expense):
Interest — net	(1,042)	(2,709)	(2,119)	(6,132)
Other — net	(1,327)	432	(2,019)	105
Loss on early extinguishment of debt	—	—	(15,375)	—

	(2,369)	(2,277)	(19,513)	(6,027)

Income (loss) before income taxes	16,353	(4,586)	(25,653)	(16,787)
Provision for income taxes	6,081	379	7,793	1,811

Income (loss) from continuing operations	10,272	(4,965)	(33,446)	(18,598)
Loss from discontinued operations	(9,126)	(17,136)	(21,494)	(46,249)

Net income (loss)	$1,146	$(22,101)	$(54,940)	$(64,847)

Basic income (loss) per share
Continuing operations	$0.36	$(0.23)	$(1.22)	$(0.87)
Discontinued operations	(0.32)	(0.80)	(0.78)	(2.15)

	$0.04	$(1.03)	$(2.00)	$(3.02)

Diluted income (loss) per share
Continuing operations	$0.32	$(0.23)	$(1.22)	$(0.87)
Discontinued operations	(0.26)	(0.80)	(0.78)	(2.15)

	$0.06	$(1.03)	$(2.00)	$(3.02)

Cash Flow Data
Continuing operations:
Cash provided by (used in):
Operating activities	$(28,635)	$(2,291)	$(22,629)	$(12,717)
Investing activities	(35,925)	5,124	66,952	26,436
Financing activities	(6,353)	(3,340)	(28,445)	7,841
Foreign exchange effects	2,661	(123)	2,208	(241)
Discontinued operations	19,199	(15,910)	2,980	(61,776)

Other Data (continuing operations)
Weighted average shares outstanding:
Basic	28,805	21,558	27,422	21,481
Diluted	34,844	21,558	27,422	21,481
EBITDA	$22,852	$1,388	$(10,311)	$(1,475)
Capital expenditures	(12,561)	(7,268)	(23,397)	(12,425)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Reconciliation of Non-GAAP Financial Measure

EBITDA (2)
Net income (loss), continuing operations	$10,272	$(4,965)	$(33,446)	$(18,598)
Interest — net	1,042	2,709	2,119	6,132
Income taxes	6,081	379	7,793	1,811
Depreciation and amortization	5,457	3,265	13,223	9,180

EBITDA	$22,852	$1,388	$(10,311)	$(1,475)

Net income (loss) before special items (3)
Net income (loss), continuing operations	$10,272	$(4,965)	$(33,446)	$(18,598)
Government fines	(2,000)	—	22,000	—
Loss on early extinguishment of debt	—	—	15,375	—

Income (loss) before special items	$8,272	$(4,965)	$3,929	$(18,598)

Basic income (loss) per share before special items
Continuing operations	$0.36	$(0.23)	$(1.22)	$(0.87)
Government fines	(0.07)	—	0.80	—
Loss on early extinguishment of debt	—	—	0.56	—

Income (loss) per share before special items	$0.29	$(0.23)	$0.14	$(0.87)

Balance Sheet Data	9/30/2007	6/30/2007	3/31/2007	12/31/2006
Cash and cash equivalents	$58,709	$107,762	$145,439	$37,643
Working capital	122,286	112,823	161,046	170,825
Total assets	443,854	406,568	410,714	589,982
Total debt	136,960	136,420	167,789	166,152
Stockholders’ equity	106,458	98,552	84,569	97,931

Backlog Data (1)
By Reporting Segment:
Construction	$883,365	$808,617	$397,080	$320,461
Engineering	89,527	90,943	92,615	92,956
EPC	125,992	144,686	158,594	188,855

	$1,098,884	$1,044,246	$648,289	$602,272

By Geographic Area:
North America	$1,032,400	$1,009,524	$611,630	$565,408
Middle East	66,484	34,722	36,659	36,864

	$1,098,884	$1,044,246	$648,289	$602,272

(1)	Backlog is anticipated contract revenue from projects for which award is either in hand or assured.

(2)	EBITDA is earnings before net interest, income taxes and depreciation and amortization. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.

(3)	Loss before special items (and the related amounts per share), a non-GAAP financial measure, excludes special items that management believes affect the comparison of results for the periods presented. Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the company and its performance relative to other engineering and construction companies.
###